UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549
                        ____________________

                              FORM 8-K

                           CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

                 Date of Report: August 18, 2010
                (Date of earliest event reported)


                        PMX Communities, Inc.
       (Exact name of registrant as specified in its charter)

      Nevada                        333-161699               80-0433114
(State or other jurisdiction  (Commission File Number)     (IRS Employer
 of incorporation)                                         Identification No.)

                         7777 Glades Road, Suite 100
                           Boca Raton, FL 33434
              (Address of principal executive offices (zip code)

                               561-245-4605
          (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
  ___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  ___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  ___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  ___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On August 18, 2010, the registrant entered into a financing agreement with Goldex Capital Resources. Pursuant to the agreement, Goldex Capital Resources has a right of first refusal to invest $1,000,000 in project(s) which may be undertaken and funded in special purpose entities to be organized by the registrant. Goldex Capital will not receive any debt or equity in the registrant in exchange for the financing, but has agreed to fund two-thirds of the initial capital requirements of the project(s) in exchange for an initial one-third participation interest in each project. The acceptance of each project shall be made by Goldex Capital on a case-by-case basis.

On October 5, 2010, Goldex Capital exercised its first option for project participation by agreeing to contribute an initial $60,000 capital contribution in PMX Gold ATM to be formed as a Florida LLC, for the development of certain business opportunities, licenses and distribution rights relative to the GOLD to go(r) vending machine contract with Ex Oriente Lux as described below under item 8.01.

On October 11, 2010, the registrant formed the above described subsidiary, PMX Gold ATM, LLC, a Florida limited liability company.
The registrant assigned its rights in the EOL/Gold-to go contract to the subsidiary. Goldex Capital holds a 300 unit membership interest in the subsidiary and the registrant holds a 600 unit membership interest in PMX Gold ATM through its wholly owned PMX Gold, LLC operating subsidiary.

Item 3.02  Unregistered Sales of Equity Securities

On August 18, 2010, the registrant sold 2,750,000 restricted common shares to ALEH Investments, LLC, a sophisticated investor at $.0375 per common share for a total of $103,125. The registrant granted the investor piggyback registration rights whereby the registrant will include the investor's common shares in any public offering the registrant conducts. The registrant will bear all costs of the registration of investor's common shares.

The common shares were sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

Item 8.01  Other Items

On September 2, 2010, the registrant entered into a preliminary agreement with Ex Oriente Lux establishing an initial agency relationship for the purpose of developing proposals for licensing and franchise agreements for the GOLD to go(r) vending machine and to conduct exclusive test marketing of the vending machine in the state of Florida. Subsequent to the signing of the agreement, the registrant paid a non-refundable deposit of 10,000 Euros to EOL to be applied to the first vending machine(s) to be ordered by the registrant. The registrant is currently in final negotiations regarding the EOL test marketing and licensing agreement.

The GOLD to go(r) ATM vending machine is an unmanned point of sale unit that dispenses various gold bullion products which includes, but is not limited to, gold bars of various denominations between 1 and 250 grams, American Eagles and Kruggerands, based on constantly updated real time market pricing information. Prices are updated every 10 minutes to be consistent with world supply.

EOL is a subsidiary of Geissler C-B-T GmbH, a German limited liability company. EOL's business plan includes the development of business activities in the field of precious metals including the development of the GOLD to go(r) vending machine for the retail sale of gold bullion and related products. EOL presently has vending machines operating in Spain, Italy, Germany and the United Arab Emirates, and desires to expand the use of its' vending machines throughout the world through the sale of franchises, licenses and other commercial arrangements.

On September 28, 2010, the registrant formed PMX Gold, LLC, a Florida limited liability company as a wholly owned subsidiary of the registrant to assist with evaluating and pursuing opportunities within the Gold Mining and Retail Gold Sales Industries. Pursuant to the above referenced Financing Agreement with Goldex Capital Resources, PMX Gold, LLC will maintain the registrant's ownership in PMX Gold ATM, and manage PMX Gold ATM on behalf of the members.

Item 9.01  Financial Statements and Exhibits

Exhibit 10.1 Financing Agreement dated August 18, 2010 by and between Goldex Capital Resources and the registrant

Exhibit 10.2  Agreement dated September 2, 2010 by and between Ex
Orlente Lux AG and the registrant

Exhibit 10.3 Agreement dated October 5, 2010 by and between Goldex Capital Resources, LLC, the registrant, PMX Gold ATM, LLC and PMX Gold, LLC

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 19, 2010

PMX COMMUNITIES, INC.

By:     /s/Michael C. Hiler
        ------------------
Name:   Michael C. Hiler
Title:  Chief Executive Officer